Exhibit 99.1
                                                                    ------------


                        Gyrodyne Company of America, Inc.
                        ---------------------------------
         Script of Presentation Made at 2005 Annual Shareholders Meeting
         ---------------------------------------------------------------


President's Message:
--------------------

My comments this morning will focus on the financial results of this past fiscal year, the year to date operations for the first six months of the current year, and the forward looking impact resulting from the recent condemnation of a substantial portion of the Flowerfield Property.

Following my report and a presentation by the Chairman of the Board as to the future direction of the Company we will open the floor to a question and answer period.

.................................................................................

Prior to the threat of condemnation, we were fairly confident that the rental property operation could be maintained at the profit levels the Company had achieved through Fiscal 2002 and 2003.

That would have resulted in rental property income being maintained at the $1.4 million range and, all things being equal, would have permitted the Company to operate at either a breakeven or small profit while continuing to pursue development rights for the Flowerfield Property.

However, one of the realities of operating under the cloud of condemnation is the fact that tenants do not readily make commitments to lease space in an atmosphere that threatens the likelihood that they will have any hope of longevity.

We also found ourselves in a position where existing or prospective tenants were making demands for financial relief or concessions because of those growing uncertainties.

We have been confronted with all of these obstacles in the past few years and the result is that our goal to operate profitably has clearly been impaired by what is often referred to as "pre-condemnation blight".

.................................................................................

Let me begin with last year's results.

Rental property revenues were in the $2.0 million range for 2005 as they were in 2004. I mention the previous two years to point out that revenues were $2.3 million in 2003 when we began to experience the threat of condemnation.

Rental property expenses also began to rise and in 2005, several non recurring type expenses contributed to an overall increase of $223k ... resulting in income from rental property declining to $1 million ... well below our goal of $1.4 million.

General and administrative expenses totaled $1.8 million for the year and other income amounted to $552k.

As a result, the Company reported a $229k loss before taxes and a $137k loss after taxes.

The specific details of the various contributing factors are identified in the annual report and I would be happy to answer any inquiries you might have during the question and answer period.

.................................................................................

For the six months ending October 31, 2005, the Company is reporting net income from the rental property operation totaling $681k which is $105k, or 18%, above last year's performance level. This improvement is offset by a $93k increase in general and administrative expenses for the period and resulted in a loss from operations of $189k.

The payment of a $1.1 million balance on the $1.8 million mortgage held on this catering facility was received in August of this year and has bolstered our performance for the period.

As a result, income before taxes totaled $ 978k for the six months ending October 31, 2005 and $587k after taxes, or $0.46 per diluted share.

Our cash position remained strong with cash and cash equivalents totaling $1.9 million. We have no debt and an available balance of $1,750,000 on our revolving credit facility.

I'd like to take a moment to comment on our ongoing efforts to control expenses over the past few years. As an example, through a reduction in staffing levels, salary and benefit expenses in Fiscal 2005 were actually below the 2001 levels. That trend is also evident in the first six months of the current year.

With regard to the rental property business as a whole, this management team inherited an operation where expenses were the equivalent of 65-74% of revenues. By closely monitoring all aspects of the operation, we were able to make immediate improvements in profitability which have resulted in the ratio of expenses to revenue being reduced to 39% in '03, 37% in '04, 49% in '05, and 31% for the first six months of the current year. We continue to look for other ways to improve profitability as part of our corporate culture. Toward that end, we will be relocating out of our existing office facility in the next few months which is estimated to reduce expenses by approximately $50k.

.................................................................................

Now, let's take a look at the financial impact of the recent condemnation of 245 acres by Stony Brook University.

Although the majority of the condemned acreage consists of undeveloped property, it does include a 45,000 sq. ft. building which housed our two largest tenants.

The loss of rental income from the two major tenants will impact revenues by approximately $320k between November and the end of our fiscal year, April 30, 2006. Net of certain expenses associated with the building, our estimate of the impact to income before taxes is approximately $257k.

From a cash flow standpoint, that impact will be somewhat mitigated by a reduction of approximately $145k in capitalized real estate taxes associated with the condemned property.

Under the New York Eminent Domain Procedure Law, Gyrodyne is entitled to receive the advance payment of $26.3 million with interest at 9% from November 2, 2005. The accounting treatment calls for the Company to record a receivable for both the proceeds of the advance payment and interest income totaling $197k per month until the proceeds are actually paid.

Please also be aware that our contractual agreements with Landmark National for the design and development of the planned golf course facility may require the payment of a $500,000 termination fee.

In an effort to protect and enhance shareholder value, we are about to embark on a mission that seeks to achieve a just and fair compensation for the 245 acres taken under the authority of eminent domain and to protect those proceeds in a most tax efficient manner.

Toward that end, we have assembled a team of local and national experts, some of whom you will hear from shortly, to represent those interests.

.................................................................................

Chairman's Message:
-------------------


SLIDE 1  Introduction
         ------------

     Thank you Steve. Over the next several minutes, I will describe the current circumstances facing the Company, summarize briefly the Company's strategy prior to the University's condemnation of the Flowerfield property, describe the current composition of the Company's assets, and most importantly, present the Company's strategic plan. Following my presentation you will have an opportunity to ask questions. We very much look forward to receiving your comments and suggestions which I assure you will be very carefully considered by your Board of Directors and the Management of this Company.


SLIDE 2  Corporate Objective
         -------------------


SLIDE 3  Situation Overview
         ------------------

     As you know, on November 2, 2005, the State University of New York at Stony Brook took title to 245 acres of the Company's Flowerfield property. As a result of the University's actions, the composition and character of the Company's assets changed materially. Moreover, the Company is now entitled to receive prompt payment of $26,315,000 -- the Advance Payment from the State of New York. For the first time since the University indicated its desire to take the Flowerfield property, we have some certainty with respect to the impact of the condemnation. As a result of the University's actions, the Company's assets now consist of:

     - a 10.93% limited partnership interest in the Callery-Judge Grove, L.P.;

     -    68 acres of land in Smithtown; and

     -    $26.3 million advance payment receivable from the State of New York.

     - We also have a claim for additional compensation against the State arising from the condemnation.

     Given these developments, and the obvious questions or concerns that may arise for all of you, I have been asked to detail the Company's strategy to achieve its ultimate objective that is to maximize the value of your investments in Gyrodyne.

SLIDE 4  Corporate Objective
         -------------------

     Simply put, our corporate objective is to position the Company so that it is best able to achieve what Wall Street calls one or more shareholder liquidity events in a reasonable period of time that allows shareholders to realize maximum value for their investment in the Company. A liquidity event may be defined as a sale of the Company, a merger or other business combination, sale of assets followed by a distribution of proceeds or other value-realizing transaction. Our objective is to put the maximum amount of cash or marketable securities in the hands of our shareholders in a tax efficient manner and not to conduct a distressed liquidation or fire sale of the Company or its assets. The Board believes that an immediate liquidation of the Company's assets would not be in the best interests of our shareholders. We intend to move forward in a deliberate and orderly fashion to meet our corporate objective keeping in mind the interests of all of our shareholders.


SLIDE 5  Strategy Prior to Flowerfield Condemnation
         ------------------------------------------


SLIDE 6  Strategy Prior to Flowerfield Condemnation (Continued)
         ------------------------------------------------------

     As you may recall, beginning in 2002, the Company was engaged in developing a plan to unlock the value in the Flowerfield property by developing a world class residential golf course community. Gyrodyne had made a determination that the residential development of its property was its most appropriate and profitable use, and that the sale of residential lots on a golf course setting would command significant premiums.

     While the Company moved forward with plans to develop the property, in 2002, the University first indicated its intent to acquire all or a portion of the Flowerfield property through the use of its condemnation powers.

     In the months that followed, our applications with the towns stalled in deference to the aims of the University, the growing threat of condemnation negatively impacted the Company's existing operations and the related uncertainties made it more difficult for the Company to attract tenants to its rental properties.

     Because the threat of condemnation made it difficult for the Company to move forward with plans to realize the value of the Flowerfield property, Gyrodyne adopted and executed a two-pronged response to the threatened condemnation by the University. The Company commenced legal proceedings in the New York State Courts and, at the same time, pursued a negotiated settlement with the University.

     All of the Company's efforts were designed to resolve the uncertainty created by the threat of condemnation so that we could refocus our efforts to realize the value of Flowerfield.

     Despite the University's public statements that it was willing to negotiate with the Company and despite the Company's best efforts, negotiations with the University were not productive. These negotiations reached an impasse in late October and, on November 2, 2005, the University took title to 245 acres of the Company's property.

SLIDE 7  Gyrodyne Stock Price Performance
         --------------------------------

     Notwithstanding the threat of condemnation and the related uncertainty and disruption to Gyrodyne's business, the Company's stock price has performed well as the market appears to have recognized the significant "off-balance sheet" value in the Company. This slide compares the Company's stock price performance to some selected industry and market indexes. The Company's stock price has risen approximately 227% over the period dated January 1, 2002 to December 5, 2005. Gyrodyne's stock price performance over this period is in line with the performance of the S&P 1500 Composite Homebuilding Index and has outperformed the Morgan Stanley REIT and broader market S&P 500 indexes.


SLIDE 8  Composition of Corporate Assets
         -------------------------------


SLIDE 9  Composition of Corporate Assets (Continued)
         -------------------------------------------

     So, now that the University has taken a significant portion of Flowerfield, where does that leave the Company? To answer this question, we need to examine the composition of the Company's assets. Today, the Company has four significant assets:

     1. a 10.93% limited partnership interest in the Callery Judge Grove, L.P.;

     2. the remaining 68 acres of property at Flowerfield, including the income producing properties that are now located there;

     3. the $26.315 million Advance Payment due to the Company from the State of New York; and

     4. the claim for additional compensation from the State of New York related to the condemnation.


SLIDE 10  Limited Partnership Interest in Grove
          -------------------------------------

     Let's first talk about Grove Gyrodyne owns a 10.93% limited partnership interest in the Callery Judge Grove, which operates in Palm Beach County, Florida. As the map indicates, the Grove is strategically located in Palm Beach County, Florida, just a few miles from the proposed Scripps Research Institute.

     Over the last several years, real estate values have escalated at unprecedented levels in Palm Beach County, Florida. The Callery Judge Grove is strategically located on both sides of the Seminole Pratt Whitney Road, a major north-south artery in Palm Beach County which is undergoing road widening to four lanes. Major national developers and the Florida builder GL Homes have recently acquired significant properties in close proximity to the Grove. Even though the Scripps Research Institute is currently involved in litigation over the development of its property, construction of its east coast facility 4.5 miles north of the Callery Judge Grove has begun.


There has just been a new development on the Grove. Peter Pitsiokos will you please report to the shareholders on this event. (Mr. Pitsiokos described recent developments related to the Grove).


SLIDE 11  Limited Partnership Interest in Grove (Continued)
          -------------------------------------------------

     As this slide indicates, based upon third party appraisals rendered for the Grove, the appraised value of the Grove has shown a rapid appreciation in the past three years, rising from $61,000,000 in 2003 to $165,000,000 today, or $150,000,000 net value after deducting liabilities. The Company believes that the appraisal, which was based on current zoning, would actually be even higher if the subsequent proposal by Palm Beach County for an 8 times increase in density is approved.


SLIDE 12  Limited Partnership Interest in Grove
          -------------------------------------

     With respect to the previous slide, I would like to point out two factors that may not be apparent. First, the rise in the Grove's appraised value is largely attributable to increasing real property values in Palm Beach County, and not to the current income performance of the Callery Judge Grove Limited Partnership. Second, and perhaps more importantly, our limited partnership interest in the Grove is a relatively illiquid asset. We have been advised that any sale of this investment, if it could be achieved at all, would likely be at a significant discount if accomplished in the near term.


SLIDE 13  Map of 68 Acres of Property in Smithtown, New York
          --------------------------------------------------


SLIDE 14  68 Acres of Property in Smithtown, New York
          -------------------------------------------

     Following the State's taking of the 245 acres, the Company is left with 68 acres of property - all located in the Town of Smithtown - consisting of:

     o approximately 55 acres of undeveloped land which is zoned light industrial or residential;

     o approximately 10 acres of improved land with approximately 130,000 rentable square feet suitable for office, engineering, manufacturing or warehouse use;

     o    three one acre plots zoned for residential use.

     With regard to the 55 acres, the Company has been informed by the Town's Planning Director that his staff is currently considering a revised master plan for the entire town including the 55 acres remaining in the ownership of Gyrodyne. The Planning Director has indicated that he plans to present his recommendations regarding the 55 acres to the Town Board in the near future. Depending on the nature of the recommendations, the property could be rezoned and its value enhanced.


SLIDE 15  Advance Payment Receivable from New York State
          ----------------------------------------------

     Under the laws of the State of New York, the $26,315,000 advance payment required to be paid to the Company must be paid as soon as is "practicable" following the taking of the Property. The approval of the Comptroller of the State of New York and a certification by the Attorney General are required prior to payment being made. At this time, the Company expects to receive the advance payment within two to three months. In addition, the Company expects to receive accrued interest in the advance payment at a rate of 9% from the date of condemnation.


SLIDE 16  Potential Additional Compensation
          --------------------------------

     The Board of Directors and Management believe that the $26,315,000 payment to be made by the State of New York is clearly inadequate and doesn't come close to fairly compensating the Company for the property taken. Gyrodyne will vigorously pursue all available avenues to ensure that the University pays fair market value for the Property and will commence litigation in the New York State Court of Claims against the State of New York.


SLIDE 17  Corporate Strategy
          ------------------


SLIDE 18  Corporate Strategy (Continued)
          ------------------------------

     Given the mix of Gyrodyne's assets, the Company plans to move forward with its efforts to unlock the value of its real estate assets in a way that is consistent with our corporate objective of positioning the Company to best achieve a shareholder liquidity event in a reasonable time frame. Again, we will move toward this objective in a deliberate and orderly way. Our strategy is to create a liquidity event to maximize shareholder value, and not a distressed liquidation or fire sale of the Company.

     Working closely with our investment bankers, accountants, tax advisors, and counsel, the Company has developed a strategy to achieve this corporate objective. We welcome your comments and input with respect to this strategy.


SLIDE 19  Corporate Strategy (Continued)
          ------------------------------

     In order to achieve one or more liquidity events, our strategy consists of four central elements:

     o Pursue a conversion to a Real Estate Investment Trust (a "REIT") in the first quarter of 2006;

     o Dispose and redeploy the assets of the Company to promote a future shareholder liquidity event in a tax efficient manner;

     o    Maximize the value for the remaining 68 acres at Flowerfield;

     o    Vigorously pursue maximum value from the State of New York.

     In addition, if at any time the Company is presented with a credible offer for all or any portion of the Company, we will work with our investment banker to evaluate such offer or offers.

     We believe that by pursuing these strategies Gyrodyne will be made most attractive to a potential acquirer or investor and will be best positioned to allow our shareholders to realize the maximum value of their investments. We will continually assess our evolving situation and will maintain appropriate flexibility in pursuing these strategies. We will secure all necessary resources and expertise to ensure that these strategies are implemented effectively and efficiently.

     I will now call upon the Company's special tax counsel, David Buss of DLA Piper Rudnick Gray Cary to discuss the rationale for the first and second of these strategies.


SLIDE 20  Proposal Motivated by Present Tax Situation
          -------------------------------------------

     [Special tax counsel David Buss, Esq., of DLA Piper Rudnick Gray Cary presented Slide 20]


SLIDE 21  Overview of Tax Benefits Proposal
          ---------------------------------

     [Special tax counsel David Buss, Esq., of DLA Piper Rudnick Gray Cary presented Slide 21]

SLIDE 22  Convert to a REIT
          -----------------

     [Special tax counsel David Buss, Esq., of DLA Piper Rudnick Gray Cary presented Slide 22]


SLIDE 23  Tax Efficient Acquisition of Assets
          -----------------------------------

     [Special tax counsel David Buss, Esq., of DLA Piper Rudnick Gray Cary presented Slide 23]


SLIDE 24  Maximize Value of Remaining Flowerfield Acreage
          -----------------------------------------------

     The Company has resumed its efforts to unlock the value of the remaining Flowerfield property. A residential golf course community is no longer feasible, however, any number of options remain, including the sale of the property. We intend to consider all available strategies with respect to the remaining acreage and all actions taken will be designed to achieve the ultimate objective to maximizing shareholder value.


SLIDE 25  Realizing Value for the Grove
          -----------------------------

     Given the prospects for ground-breaking with respect to the development of the Grove in 2007 and the trend for increasing value for the Grove, the Company will hold its interest in the Grove and continually assess its options with respect to this investment. As we have previously stated, the power to decide resides with the General Partner. We have been advised that a sale of our interest now would result in a fractional realization to Gyrodyne because the market would substantially discount the value of our investment and because the tax consequences of a sale of our interest and subsequent distribution of the proceeds would not be efficient.


SLIDE 26  Vigorously Seek Additional Condemnation Compensation
          ----------------------------------------------------

     As we have repeatedly suggested, we believe that the advance payment of $26,315,000 grossly undervalues the property which was taken by the University. We have retained Robinson & Cole LLP, a national law firm with expertise in condemnation matters to represent the Company in the condemnation proceedings.

     At this time, I would like to introduce Dwight Merriam, a partner at Robinson & Cole, to discuss our strategy with respect to the University:

MR. MERRIAM: Good morning. Gyrodyne intends to file an action in the New York Court of Claims in the next couple of months to seek additional compensation for the taking. The statute of limitations is three years but the sooner we get started the sooner we will have an opportunity to resolve the claim.

With most litigation, and this is not the exception, there are opportunities for settlement short of trial. We would expect, however, given the differences in position on value and the condemnor's prior refusal to deal constructively with the issues, that is likely this case will be litigated through a full trial. That process should take one to two years, with additional time for any subsequent appeals.


END SLIDE 27


     The Board of Directors and management of the Company believe that only by pursuing each of these strategies in a coordinated effort will our shareholders achieve the full value for their investments. We will move forward with all deliberate speed to achieve the liquidity event that we believe is in the best interest of our shareholders.